Exhibit 10.1





               JIANGSU MUELLER-XINGRONG COPPER INDUSTRIES LIMITED




                         EQUITY JOINT VENTURE AGREEMENT

                                      AMONG

                          MUELLER STREAMLINE CHINA, LLC



                        MUELLER STREAMLINE HOLDING, S.L.



                       JIANGSU XINGRONG HI-TECH CO., LTD.



                                       AND




                         JIANGSU BAIYANG INDUSTRIES LTD.





                          Dated as of November 24, 2005






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                         EQUITY JOINT VENTURE AGREEMENT

            THIS EQUITY JOINT VENTURE AGREEMENT (the "Agreement"), dated as of November 24, 2005, among Mueller Streamline China, LLC ("Mueller Delaware"), a company duly organized and existing under the laws of the State of Delaware of the United States having its registered address at 2711 Centerville Road, Suite 400, Wilmington, DE 19808, U.S.A., Mueller Streamline Holding, S.L., a company duly organized and existing under the laws of Spain with its principal U.S. office at 8285 Tournament Drive, Suite 150, Memphis, TN 38125, U.S.A. ("Mueller Spain", together with Mueller Delaware, each a "Mueller Party", and collectively, the "Mueller Parties"), Jiangsu Xingrong Hi-Tech Co., Ltd. ("XR"), a company limited by shares duly organized and validly existing under the laws of the PRC with its registered address at No. 8 Xingye Road, New District, Changzhou, Jiangsu Province, China, and Jiangsu Baiyang Industries Ltd. ("BY"), a limited liability company duly organized and validly existing under the laws of China with its registered address at No. 99 North Hua Yang Road, Jintan Economic Development Zone, Jiangsu Province, China (XR and BY, each a "Chinese Party" and collectively the "Chinese Parties"; the Chinese Parties and the Mueller Parties, each a "Party", and collectively, the "Parties").

                                GENERAL STATEMENT

            In accordance with the PRC Sino-Foreign Equity Joint Venture Law and the implementing rules (with any future amendments, supplements or other modifications, together, the "Joint Venture Law") and other applicable Chinese laws and regulations and following friendly negotiations, the Parties hereby agree to establish a Sino-foreign equity joint venture limited liability company (the "Company") based on the terms and conditions set forth herein and in the Articles of Association.

                                    ARTICLE 1

                                   DEFINITIONS

            Except as otherwise provided under the terms of this Agreement, the following defined terms shall have the following respective meanings:

            "Affiliate", with respect to any Party, shall mean any corporate or other entity that controls or is controlled by such Party or is under common control with such Party by a third party. For the purposes of this definition, a party has "control" of another party if the first party has, directly or indirectly, at least 51% voting power at the second party's decision making authority.

            "Articles of Association" shall mean the Articles of Association of the Company concurrently executed by the Parties hereto on the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time, which will become effective only upon approval by the Examination and Approval Authority.

            "Board" shall mean the Board of Directors of the Company established pursuant to the provisions of Article 7.

            "Branch Office" means any of the Company's registered branch offices (including liaison offices), which offices may only conduct the activities specifically permitted by applicable Chinese laws and the Articles of Association.

            "Business Day" shall mean any day other than a Saturday, Sunday or a day that is a legal holiday in China.


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            "Business License" shall mean the business license of the Company issued by the relevant Registration Administration Authority after this Agreement is approved by the Examination and Approval Authority.

            "CEO" shall have the meaning set forth in Section 9.1.

            "CFO" shall have the meaning set forth in Section 9.1.

            "China" or the "PRC" shall mean the People's Republic of China excluding Hong Kong SAR, Macao SAR and Taiwan solely for the purpose of this Agreement.

            "Company" means Jiangsu Mueller-Xingrong Copper Industries Limited, a Sino-foreign equity joint venture limited liability company to be established by the Parties pursuant to the terms of this Agreement.

            "Company Auditor" shall have the meaning set forth in Section 14.7.

            "Contributed Land" shall have the meaning set forth in Section
5.3(b).

            "Definitive Agreements" shall mean this Agreement, the Articles of Association, the Trademark License Letter Agreement, the Land Letter Agreement, and the Most Favored Customer Letter Agreement.

            "Director" shall have the meaning set forth in Section 7.1(a).

            "Dollar", "U.S. Dollar" or "US$" shall mean the lawful currency of the United States.

            "Effectiveness Date" shall mean the date of the official certificate issued by the Examination and Approval Authority to approve this Agreement, the Articles of Association and the establishment of the Company, on which date this Agreement becomes effective.

            "equity interest" in the Company, with respect to any Party, shall mean the Registered Capital contribution of such Party made to the Company and the rights and interests in connection with such contribution; "equity share", with respect to any Party, shall mean the percentage of such Party's Registered Capital contribution in the Company's total amount of Registered Capital.

            "Establishment Date" shall have the meaning set forth in Section
3.1.

            "Event of Force Majeure" shall mean any event provided under Section 21.1.

            "Examination and Approval Authority" shall mean the relevant Chinese government authority in charge of examination and approval of this Agreement, the Articles of Association and the establishment of the Company or any other competent government authority duly delegated pursuant to the Joint Venture Law.

            "Fair Market Value", with respect to any Party's equity interest in the Company, shall mean the market value of such equity interest determined pursuant to the provisions of Section 17.1.

            "Joint Venture Law" shall have the meaning set forth in the General Statement.

            "Joint Venture Term" shall have the meaning set forth in Article 23.


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            "Land Letter Agreement" means a letter agreement to be executed by and between BY and the Company on or around the Establishment Date with respect to certain protective rights to be granted by BY to the Company on certain land the use right of which is owned by BY.

            "Most Favored Customer Letter Agreement" means a letter agreement to be executed by and between XR and the Company on or around the Establishment Date pursuant to which XR will grant the most-favored-customer status to the Company with respect to its future transactions with the Company.

            "Registered Capital" shall have the meaning set forth in Section 5.2(a).

            "Registration Administration Authority" shall mean any competent Chinese industry and commerce administration authority that have the registration authority over the Company pursuant to the Joint Venture Law.

            "Renminbi" or "RMB" shall mean the lawful currency of China.

            "Reserve Fund" shall mean a reserve fund established by the Company pursuant to the requirements of the Joint Venture Law and the relevant provisions of this Agreement and the Articles of Association.

            "Senior Management" shall have the meaning set forth in Section 9.1.

            "Simple Majority" or "Simple Majority of the Board" shall mean over 50% of the Board members present in person or by proxy at a meeting of the Board duly convened pursuant to Article 8.

            "Three Funds" shall mean the Reserve Fund, the enterprise development fund and the employee bonus and welfare fund required to be established by all Sino-foreign joint ventures pursuant to the Joint Venture Law.

            "Total Investment" shall have the meaning set forth in Section 5.1.

            "Trademark License Letter Agreement" shall mean the trademark license letter agreement executed by and among the Company, XR and Mueller Industries, Inc. as of the Establishment Date, substantially in form and substance of Appendix 3 hereto.

            "Workers" shall mean all employees of the Company other than the Senior Management.

                                    ARTICLE 2

                                   THE PARTIES

     2.1    Parties.  The Parties to this Agreement are as follows:

            Mueller Delaware: Mueller Streamline China, LLC
            Legal Representative: Michael Fifer
            Position: Chairman
            Nationality: American
            Facsimile: 1-901-753-3250


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            Mueller Spain: Mueller Streamline Holding, S.L.
            Legal Representative: Michael Fifer
            Position: Chairman
            Nationality: American
            Facsimile: 1-901-753-3254

            XR: Jiangsu Xingrong Hi-Tech Co., Ltd.
            Legal Representative: Wei Qi
            Position: Chairman
            Nationality: Chinese
            Facsimile: 86-519-513-0098

            BY: Jiangsu Baiyang Industries Ltd.
            Legal Representative: Jianjun Zhu
            Position: Chairman
            Nationality: Chinese
            Facsimile: 86-519-232-2750

     2.2    Representations and Warranties.

            (a) Each Party hereby represents and warrants to each other Party that on the date hereof and on the Effectiveness Date:

                  (i) it is a corporate entity duly organized and validly existing under the laws of the jurisdiction of its incorporation and is in compliance with all requirements of laws of the jurisdiction of its incorporation (including, without limitation, all applicable environmental laws) in all material aspects;

                  (ii) it has full corporate power and authority, government approvals and third party consents to enter into each of the Definitive Agreements to which it is a party and to perform its obligations under each of the Definitive Agreements to which it is a party;

                  (iii) its representatives have been fully authorized to sign each of the Definitive Agreements to which it is a party on its behalf;

                  (iv) each of the Definitive Agreements to which it is a party shall constitute its legal, binding and enforceable obligations once such Definitive Agreement become effective;

                  (v) the execution, delivery and performance of each of the Definitive Agreements to which it is a party will not violate in any way its business license, certificate of incorporation, corporate constitutional documents, or any applicable laws, rules, decrees, authorizations or approvals, or any provisions of any contractual arrangements to which it is a party or is otherwise bound;

                  (vi) no litigation or proceeding of or before any arbitrator or government authority is pending (or, to the knowledge of such Party, threatened) against such Party that may affect in any material aspect such Party's ability to execute, deliver and perform its obligations under any of the Definitive Agreements to which it is a party;


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                  (vii)  it is the full and unrestricted legal, beneficial and record owner or possessor of all of the assets and property rights that it will contribute to the Company, free and clear of all claims, liens and encumbrances of third parties, and that it has the lawful authority to own or possess, contribute, sell, lease, operate and otherwise provide such assets in accordance with the provisions of this Agreement or its appendices. For the avoidance of doubt, BY hereby represents and warrants that it (x) owns the relevant land use rights to the Contributed Land with a total area of 138,069 square meters (equivalent to 207 mu) as described in Appendix 1 hereto, and (y) holds all applicable State-owned Land Use Right Certificates with respect to such Contributed Land, which remain fully valid and effective;

                  (viii) it has no liability, commitment, indebtedness or
            obligation which could prevent, restrict or adversely affect its ability to perform its obligations under this Agreement or its appendices; and

                  (ix) it will cause its nominees to the Board of Directors to vote in accordance with the terms of this Agreement and the Articles of Association and will use its best efforts to carry out the intent of this Agreement.

            (b) The Parties shall each defend, hold harmless and indemnify each other Party against any and all direct and foreseeable losses, damages, expenses or liabilities arising from its breach or false provision of any of the representations and warranties set forth in paragraph (a) above.

     2.3 Change of Legal Representative. When there is a change of its legal representative, each Party agrees to promptly notify each other Party of such change and the name, position and nationality of its new legal representative.

     2.4 Policy Statement. The policy of Company is to strictly abide by all applicable laws and regulations and the Parties shall use their respective best efforts to cause the Company to strictly comply with this policy.

                                    ARTICLE 3

                     ESTABLISHMENT OF JOINT VENTURE COMPANY

     3.1 Establishment of the Company. The Company shall promptly, and in no event later than thirty (30) days after the Effectiveness Date, apply to the appropriate Registration Administration Authority for the issuance of its Business License. The date of issuance of the Business License shall be deemed the official establishment date of the Company (the "Establishment Date").

     3.2    Name and Address of the Company.

            (a) The Company will be named "Jiangsu Mueller-Xingrong Copper Industries Limited" in English and "********"in Chinese./1/

            (b) The legal address of the Company is No. 99 North Hua Yang Road, Jintan Economic Development Zone, Jiangsu Province, China.

            (c) The Company may, upon approval by the Board, establish subsidiaries or Branch Offices in China in accordance with applicable Chinese laws and regulations.

----------
1/ Not translated herein.
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     3.3    Limited Liability.

            (a) The Company is a limited liability company. Each Party shall be liable for the debts and losses of the Company only to the extent of its share of the Registered Capital required to be contributed to the Company pursuant to the terms of this Agreement. The Parties shall share the profits and losses of the Company pro rata to their respective equity shares. No Party shall be entitled to any distribution of profits by the Company so long as it is in default in the payment of any portion of its contribution to the Registered Capital and such default has not been cured by such Party or any other Party pursuant to the provisions of this Agreement.

            (b) The Company shall indemnify all the losses, damages and other liabilities incurred by any innocent Party in any third party claim against such Party as a result of any of the Company's business activities.

     3.4 Protection under the PRC Law. The Company will be an enterprise legal person organized under the PRC law. All of its legitimate business activities and legal rights and interests shall be protected by the provisions of the relevant PRC laws, decrees and regulations.

                                    ARTICLE 4

                          PURPOSE AND SCOPE OF BUSINESS

     4.1 Purpose of Business. The purposes of the Company are to design, manufacture, market, import and export, and sell world-class copper-tube, copper fittings and related products in the PRC, to enhance the economic cooperation among the Parties, and to realize satisfactory financial and social returns for the Parties.

     4.2 Scope of Business. The Company will be engaged in the design and manufacture of copper tube, copper fittings and related products, sales of its own products, and provisions of after-sales customer support and other related services.

                                    ARTICLE 5

                     TOTAL INVESTMENT AND REGISTERED CAPITAL

     5.1 Total Amount of Investment. The total amount of investment of the Company is Ninety Million United States Dollars (US$90,000,000) (the "Total Investment").

     5.2    Registered Capital.

            (a) The registered capital of the Company shall be Thirty-Eight Million Four Hundred Fifteen Thousand Eight Hundred and Forty-Two United States Dollars (US$38,415,842) (the "Registered Capital");

            (b) The Parties' respective share of the Registered Capital shall be as follows: Mueller Delaware to contribute in U.S. Dollar cash, in the aggregate, US$17,479,208, representing 45.5% of the Registered Capital of the Company; Mueller Spain to contribute in U.S. Dollar cash, in the aggregate, US$1,920,792, representing 5% of the Registered Capital of the Company; XR to contribute, in the aggregate, US$11,497,862 (including certain fixed assets valued at US$2,572,000, certain patent valued at US$3,722,581, and the balance shall be paid in RMB cash equivalent), representing 29.93% of the Registered Capital of the Company; and BY to contribute, in the aggregate, US$7,517,980 (including the land use right to certain piece of land valued at US$2,712,673 and certain fixed assets valued at US$4,805,307), representing 19.57% of the


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Registered Capital of the Company. The Parties shall contribute their respective share of the Registered Capital in three installments in accordance with Sections 5.3 through 5.5 and in the amount and form as set forth in Appendix 2 hereto.

     5.3    First Installment Contribution.

            (a) Subject to other provisions herein and unless otherwise mutually agreed by all Parties in writing, each Party shall make its respective first installment contribution, in the approximate amount of 36.08% of its share of the Registered Capital within sixty (60) days of the Establishment Date. For the avoidance of doubt, each Party shall make its first installment contribution in the form and in amount or value as specified in Appendix 2 hereto.

            (b) Without limiting the general effect of the immediately preceding paragraph, BY shall, after re-dividing and rejoining certain pieces of land into one whole piece of land prior to the Effectiveness Date, contribute the relevant land use right to such piece of land (such land, before and after the relevant re-division or rejoining work, the "Contributed Land") with a total area of 138,069 square meters (equivalent to 207 mu) as described in more details in Appendix 1 hereto to the Company as its first installment contribution of the Registered Capital.

            (c) Notwithstanding any other provision of this Agreement, no Party shall have any obligation to make its first installment registered capital contribution unless and until each of the following conditions has been satisfied or waived in writing by all Parties:

                  (i)    The Establishment Date has occurred;

                  (ii) All required third party consents for the Company's establishment shall have been obtained;

                  (iii) All internal corporate approvals shall have been obtained and all internal corporate actions shall have been taken by all Parties for the Company's establishment;

                  (iv) All representations and warranties of the Parties shall be true and correct in all material aspects; and

                  (v) No material adverse change has occurred from the execution date of this Agreement through the proposed date of first installment contribution.

            (d) In addition, the Mueller Parties shall not have any obligation to make its first installment contribution unless and until each of the following conditions has been fulfilled to the Mueller Parties' satisfaction or has been specifically waived by the Mueller Parties in writing, in which case the Mueller Parties shall be obliged to make its contribution within seven (7) days thereafter:

                  (i) BY has obtained, in a way satisfactory to the Mueller Parties, the clean and lawful title to the land use right to the Contributed Land and, in this connection, BY shall have, among others, accomplished the re-division and rejoining process as described in Section 5.3(b) above, re-executed a State-Owned Land Use Right Grant Agreement with competent PRC government authority or obtained the approval from such authority, fully paid up the land grant premium required therefor, discharged all mortgages on the Contributed Land, and obtained a PRC State-Owned Land Use Right Certificate related thereto;


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                  (ii)   BY shall have executed the Land Letter Agreement with
             the Company in form and substance satisfactory to the Mueller Parties with respect to certain priority and protective rights of the Company to the pieces of land, with a total area of 262.9 mu, which are currently owned by BY but will not be contributed to the Company;

                  (iii) Each of the Chinese Parties has actually contributed in full of its share of the Registered Capital to the Company for their first installment contributions and all in-kind contributions have been effectively transferred to the Company (in particular, the land use rights to the Contributed Land shall have been registered under the Company's name);

                  (iv) Each of the Definitive Agreements has been duly executed by all parties thereto; and

                  (v) All Registered Capital contributions made by the Chinese Parties to the Company shall be free and clear of any lien or encumbrance.

            (e) Any non-defaulting Party may freely terminate this Agreement and shall not owe any duties or obligations to the other Parties or the Company if the first installment registered capital contribution by any Party required hereunder is not made by the expiry of ninety (90) days after the Establishment Date whether because any requisite PRC government approval, registration or license is not obtained or otherwise.

     5.4    Second Installment Contribution.

            (a) Subject to other provisions of this Agreement and unless otherwise mutually agreed by all Parties in writing, each Party shall fully contribute, in the approximate amount of 31.54% of its share of the Registered Capital, i.e., its second installment contribution, within ninety (90) days from the completion date of the first installment registered capital contributions by all Parties. For the avoidance of doubt, each Party shall make its second installment contribution in the form and in amount or value as specified in Appendix 2 hereto.

            (b) Notwithstanding any other provision of this Agreement, no Party shall have any obligation to make its second installment registered capital contribution unless and until each of the following conditions has been satisfied or waived in writing by all Parties:

                  (i) No event of termination as described in this Agreement shall have occurred;

                  (ii) The Parties shall have all made their first installment registered capital contributions in full pursuant to this Agreement; and

                  (iii) The Company shall have completed an asset purchase transaction with respect to certain copper-tube facilities and assets currently owned by XR on terms to be mutually agreed by XR and the JV.

            (c) In addition, the Mueller Parties shall not have any obligation to make their second installment registered capital contribution unless and until each of the following conditions has been fulfilled to the satisfaction of the Mueller Parties or is specifically waived by the Mueller Parties in writing, in which case the Mueller Parties shall be obliged to make their contribution within seven (7) days thereafter:


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                  (i)    XR and BY have actually contributed in full of their
            registered capital to the Company for their second installment contributions and the titles to all in-kind contributions have been effectively transferred to the Company;

                  (ii) All registered capital contributions made by XR and BY to the Company shall be free and clear of any lien or encumbrance; and

                  (iii) All copper tube facilities and assets purchased by the Company from XR shall be free and clear of any lien or encumbrance.

     5.5    Third Installment Contribution.

            (a) Subject to other provisions herein and unless otherwise mutually agreed by all Parties in writing, each Party shall make its respective installment contribution, in lump sum the balance of its respective share of the Registered Capital within sixty (60) days from the completion date of the second installment registered capital contributions by all Parties. For the avoidance of doubt, each Party shall make its third installment contribution in the form and in amount or value as specified in Appendix 2 hereto.

            (b) Notwithstanding any other provision of this Agreement, no Party shall have any obligation to make its third installment registered capital contribution unless and until each of the following conditions has been satisfied or waived in writing by all Parties:

                  (i) No event of termination as described in this Agreement shall have occurred;

                  (ii) The Parties shall have all made their first and second installment registered capital contributions in full pursuant to this Agreement; and

                  (iii) The Company shall have completed an asset purchase transaction with respect to certain copper-tube facilities and assets currently owned by BY on terms to be mutually agreed by BY and the JV.

            (c) In addition, the Mueller Parties shall not have any obligation to make their third installment registered capital contribution unless and until each of the following conditions has been fulfilled to the satisfaction of the Mueller Parties or is specifically waived by the Mueller Parties in writing, in which case the Mueller Parties shall be obliged to make their contribution within seven (7) days thereafter:

                  (i) XR and BY have actually contributed in full of their registered capital to the Company for their third installment contributions and the titles to all in-kind contributions have been effectively transferred to the Company;

                  (ii) All registered capital contributions made by XR and BY to the Company shall be free and clear of any lien or encumbrance; and

                  (iii) All copper tube facilities and assets purchased by the Company from BY shall be free and clear of any lien or encumbrance.

     5.6    Default on Capital Contribution.

            (a) Subject to the provisions of this Agreement, if any Party fails to contribute its subscribed share of the Registered Capital of the Company in such form and amount, on such


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conditions, and at such times as provided above,
such Party shall be liable to the Company for a penalty interest payment on its defaulted amount at the interest rate equal to (A) 300 basis points plus (B) the then-prevailing short term enterprise lending rate published by the People's Bank of China, for the period from the due date of its defaulted registered capital contribution through the date on which its default is cured by itself or any other Party.

            (b) If the default by any Party on any registered capital contribution continues for more than thirty (30) days, then in addition to the penalty interest payment described above, any other Party will be entitled to cure the default and the defaulting Party's equity interest in the Company shall be diluted accordingly. All Parties agree that in such cases they will use their best efforts and take all necessary actions to cause the Company to apply and obtain all required PRC government approvals and registrations in order to effect such equity percentage adjustment. Alternatively and without limiting the effect of Section 5.3(e), any non-defaulting Party may also elect to terminate this Agreement and the Company by a written notice served on all other Parties after the expiry of such 30 day grace period, without prejudice to any of such non-defaulting Party's rights and remedies against the defaulting Party otherwise available under this Agreement.

     5.7    Increase of Registered Capital and/or Total Investment. The
Board may decide by unanimous resolutions to increase the amounts of the Total Investment and/or the Registered Capital and the time or times at which any such increased Registered Capital should be contributed. The Parties shall take all necessary actions to facilitate such increase of the Registered Capital and/or its Total Investment, including without limitation, obtaining all necessary PRC government approvals and consents for such increase. No increase in the Registered Capital and/or Total Investment will be implemented prior to the approval of and registration with the competent Chinese government authorities of the appropriate amendments to this Agreement and the Articles of Association.

     5.8 Borrowing by the Company. The amount of the Total Investment exceeding the Registered Capital may be funded with borrowings by the Company. None of the Parties is obliged to lend funds to the Company or guarantee loans to the Company from third parties or financial institutions unless otherwise mutually agreed by the Parties and the Company. However, if a Party does agree to make such loans or guarantees upon the request from the Company based on the affirmative vote of a Simple Majority of the Board, it shall be entitled to be paid interest and/or related fees as if it were not a party to the Company and the transaction were a negotiated, arm's length financing from a third party.

     5.9 Investment Certificates. Whenever any Party has made a required contribution to the Company's Registered Capital or any Party's equity share in the Company has been adjusted pursuant to this Agreement, the Company shall, on the basis of a verification report prepared by the Company Auditor, issue to such Party an investment certificate signed by the Chairman of the Board evidencing the actual payment of the total amount of its registered capital contributions, and such Party shall surrender to the Company for cancellation any prior investment certificate issued to it by the Company.

     5.10   Additional Funding, Mandatory Contribution and Preemptive
 Rights.

            (a) The Company will have the right to issue debt and additional equity as necessary to meet its business needs. Unless otherwise agreed by all Parties, all shareholder loans made to the Company shall be allocated among the Parties, pro rata to their then-effective equity interest percentages in the Company. Subject to the terms hereof, the Parties shall have preemptive rights, on a pro rata basis, with respect to the issuance of any debt or equity by the Company.


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            (b) Notwithstanding the above provisions, if more equity is required by the Company as determined by the Board pursuant to the Articles of Association and any Party chooses not to subscribe for any such additional equity, it is specifically agreed that such Party may be diluted by the other Parties at, and only at, the then effective Fair Market Value (as determined pursuant to Section 17.1 at the time of such dilution) and on other terms to be agreed among the Parties.

                                    ARTICLE 6

                         RESPONSIBILITIES OF THE PARTIES

     6.1 Responsibilities of Chinese Parties. In addition to all other obligations specifically provided under the terms of this Agreement, each Chinese Party shall also be responsible for the following matters:

            (a) Throughout the term (including the initial setup stage) of the Company, making every commercially reasonable effort to assist the Company in obtaining from the relevant Chinese government authorities all necessary approvals, licenses, permits, consents and registrations required for the establishment and normal operations of the Company;

            (b) Assisting the Company in applying for all import licenses and in handling all customs procedures necessary for importation of equipment, materials and other supply;

            (c) Assisting the Company in applying for and obtain all preferential tax and other treatments, benefits and protections to which the Company, the Parties and their respective personnel are currently or may in the future become available under applicable PRC laws, regulations and policies or pursuant to general PRC practice;

            (d) Whenever requested, providing their premises for the Company's use on arm's length terms to be agreed by the Parties; providing assistance in obtaining necessary PRC entry visas for personnel of the Mueller Parties (and their family members) working for the Company or otherwise engaged by the Company; and providing local transportation to personnel dispatched by the Mueller Parties to be engaged in technical assistance (if applicable) to the Company;

            (e) On an ongoing basis, providing preferential access by the Company to all of their distribution networks within China for copper tube and copper fitting products;

            (f) On an ongoing basis, providing access by the Company to any other business opportunities that may become available to or be desired by the Company with respect to copper tube and copper fitting products and ensuring that the Company shall have a right of first refusal to any such business opportunity related to copper tube and copper fitting products or services that has come to any Chinese Party or any of its subsidiaries and affiliates;

            (g) Whenever any applicable new PRC law or regulation is issued or any existing PRC law or regulation is amended, supplemented, rescinded or otherwise modified which will adversely affect the Company or its business, assisting the Company to make applications to or to discuss with the relevant PRC government authorities for the purpose of obtaining any possible exemptions thereunder;

            (h) Assisting the Company in procuring equipment, materials and office supplies within China on the terms and conditions to be mutually agreed by the Parties and the Company;

            (i) Assisting the Company, when necessary and for the purpose of ensuring that the various business activities of the Company comply with the requirements of applicable PRC laws and regulations, in its liaison activities with all relevant PRC entities including various PRC government authorities; and

            (j) Carrying out all other matters entrusted to them by the Company for which they confirm, or have confirmed, that they accept responsibility.

            6.2 Responsibilities of Mueller Parties. In addition to all other obligations specifically provided under the terms of this Agreement, the Mueller Parties shall also be responsible for the following matters:

            (a) Selecting and nominating to the Board a financial manager as the Company's CFO;

            (b) Assisting with the preparation of all application documents in connection with the Company's establishment;

            (c) Whenever requested or desired by the Board, recruiting and dispatching qualified management, financial, and/or technical personnel to the Company from time to time on terms to be mutually agreed by the Company and the Mueller Parties; and

            (d) Carrying out all other matters entrusted to it by the Company for which it confirms, or has confirmed, that it accepts responsibility.

     6.3 Common Non-Compete Obligation. Each Party (including, in the case of the Chinese Parties, each of their shareholders) hereby covenants to each other Party and the Company that it will not, through itself or an affiliate already established or to be set up in China, compete directly with the Company within China. Subject to the foregoing, it is clearly understood and agreed by the Parties that there is no restriction hereunder, implied or otherwise, that would (i) prevent the Mueller Parties or their respective Affiliates from any other non-competing investment, joint venture, or operational activity in China, although sales in China of products produced outside of China are in all cases permitted and (ii) prevent the Chinese Parties (including their shareholders) from conducting research and development on copper-based alloys or research and development and production of non-copper materials.

                                    ARTICLE 7

                               BOARD OF DIRECTORS

     7.1    Establishment.

            (a) The Board shall be composed of five (5) members (each, a "Director"), of which two (2) shall be appointed by Mueller Delaware, one (1) shall be appointed by Mueller Spain, one (1) shall be appointed by XR and one
(1) shall be appointed by BY. Whenever the equity shares of the Parties are changed, the Parties shall, as necessary and upon mutual agreement, also make adjustments to the Board composition based on the changed equity share structure.

            (b) The Board shall have one chairman (the "Chairman") and one vice-chairman (the "Vice Chairmen"). The Chairman shall be jointly appointed by the Mueller Parties from the Directors appointed by it. The Chinese Parties shall jointly appoint the Vice Chairman from the Directors appointed by them. The initial Chairman of the Board will be Michael Fifer and the initial Vice Chairman of the Board will be Kejian Xiao.

            (c) Simultaneously with the execution of this Agreement, each Party shall appoint its initial term Board members, designate the Chairman and the Vice Chairman pursuant to clause (b) above, as the case may be, and notify the other Parties of such appointments and designations. The Parties specifically agree that Jiquan (Jason) Gao shall be one of the initial Directors to be appointed by the Chinese Parties.

            (d) No Director may concurrently serve as a board member of any other entity whose business directly competes with that of the Company in the Company's permitted territory of business.

            (e) The Board shall hold its first meeting as soon as practicable after the Establishment Date.

     7.2 Term of Office. The term of office for each Director (including the Chairman and the Vice Chairman) is four years. Any Director may be reappointed by the original appointing Party for additional four-year periods in the same manner as set forth in Section 7.1. A Party may remove any Director appointed by such Party upon ten (10) days prior written notice to all other Parties. If a Director voluntarily resigns or is otherwise unable to carry out his or her duties as a Director, the Party originally appointing such Director shall appoint a successor to serve out such Director's term.

     7.3 Chairman of the Board. The Chairman is the legal representative of the Company. The Chairman shall exercise his/her authority within the limits prescribed by the Board in accordance with the Articles of Association. In the absence of the Chairman or when the Chairman is otherwise unable to execute his/her powers and responsibilities as the Chairman of the Board, the Chairman shall designate a representative to carry out his/her powers and responsibilities as the Chairman in accordance with the provisions under applicable PRC law.

     7.4 Authority of Board. The Board is the highest authority of the Company, and shall have overall and final responsibility for the management, business operations and policies of the Company. Except as otherwise expressly required by this Article 7, any action by the Board requires only the affirmative vote of a Simple Majority of all Board members present in person or by proxy at a duly convened Board meeting at which a quorum is present.

     7.5 Matters Requiring Unanimous Approval. The following matters require the unanimous affirmative vote of each Board member present in person or by proxy at a meeting of the Board duly called and validly held pursuant to
Article 8:

            (a) amendment to the Articles of Association;

            (b) early termination or dissolution of the Company;

            (c) increase or decrease of the Company's registered capital; and

            (d) merger with or acquisition by other entity, or division, of the Company.

     7.6 Committees within the Board. The Board shall establish, among others, an Audit Committee and a Compensation Committee. All committees shall be composed of Directors of the Company and shall report to the Board. The Mueller Parties shall jointly appoint the chairperson of each of the Audit Committee and the Compensation Committee.

     7.7 Personal Liability of Board Members. No Director shall assume any personal liability for any acts performed in his capacity as a member of the Board unless any action or inaction of such Board member constitutes wilful misconduct, material negligence or violation of the Chinese criminal laws. With the exception of the preceding sentence, the Company shall indemnify each Director against any claims that may be brought against such member in relation to acts performed in his capacity as a member of the Board. The Company shall further purchase and maintain customary and adequate director and officer insurance that is reasonably available in China.

     7.8 Company Seal. The Company's seal shall be kept in the principal office of the Company and be in custody of the Chairman or other relevant personnel of the Company designated by the Chairman. The seal shall be used in accordance with the relevant provisions of Chinese laws, the Articles of Association and the relevant internal rules and guidelines of the Company.

                                    ARTICLE 8

                                 BOARD MEETINGS

     8.1 Board Meetings. The Chairman shall call and convene a Board meeting at least quarterly (to be gradually reduced to semi-annually after the Company starts its business operations on a normal basis). The Chairman and the Vice Chairman may, by agreement upon consultation between themselves, request to call an additional Board meeting if the Chairman or the Vice Chairman believes such an additional meeting is required. The Chairman shall decide as soon as possible the time (in no event later than the thirtieth day after the above agreement is reached) and place for such additional Board meetings, provided that the Chairman is not required to call more than one such additional meeting in any calendar quarter pursuant to this sentence.

     8.2    Quorum for Board Meeting.

            (a) Subject to the provisions in clause (b) below, a quorum for a valid Board meeting exists only if at least four (4) Directors are present in person or by proxy at the meeting.

            (b) If at any duly called Board meeting the required quorum under clause (a) above is not present, the Chairman may, within two (2) to five (5) days of the failed first meeting, call and hold a second meeting at the same place and with the same agenda as set for the failed meeting by delivering a written notice to each Director at least one (1) day prior to such second meeting notwithstanding all notice provisions under Section 8.3. For the purpose of clause (a) above, any Director who fails to be present in person or by proxy at such second meeting shall be deemed to have been present in such meeting solely for the purpose of determining whether a quorum is present, and shall further be deemed to have abstained from voting on any matters scheduled to be discussed at such meeting. Further, any matter scheduled for discussion at such meeting shall be deemed effectively approved upon the affirmative vote of a Simple Majority (for matters requiring a Simple Majority vote of the Board to approve pursuant to Section 7.4) or unanimous affirmative vote (for matters requiring a unanimous vote of the Board to approve pursuant to Section 7.5) of all Directors actually present in person or by proxy at such second meeting.

     8.3 Meeting Notice and Agenda. The Chairman shall deliver a written notice (including without limitation, in the form of email or fax) to each Director at least twenty (20) days prior to each regular Board meeting and at least fifteen (15) days prior to each other Board meeting setting forth therein the time, place, agenda and other relevant information for the meeting. The Directors may by unanimous written consent waive their right to the notice of any Board meetings. Any two or more Directors may propose in writing additional matters to be discussed at any Board meeting by submitting to the other Directors at least seven (7) days prior to the date scheduled for such Board meeting, and the Chairman shall include the additional matters in the agenda to be discussed at such Board meeting.

     8.4 Place of Board Meeting. Board meetings shall be held in Jiangsu Province of China, or, upon approval by the Board, at a place outside of Jiangsu Province.

     8.5    Written Consent of Directors in Lieu of Meetings.

            (a) Unless otherwise provided in this Agreement or the Articles of Association, any action required by Article 7 to be taken at any Board meeting may be taken without a meeting and without prior notice given pursuant to
Section 8.3 of this Agreement upon the unanimous prior written consent of the Directors given after disclosure to the Directors of the action or actions proposed to be taken without a meeting.

            (b) Any Director's consent to action without a Board meeting, and any Director's consent to a specific Board action taken without a Board meeting, shall be in the form of an individual written consent of the Director giving such consent. Each such consent shall bear the date of signature of the Director signing it. Each such consent will become effective simultaneously on the date of receipt by the Company of the last individual written consent required for the taking of actions without a meeting, or to approve a specific Board action, as the case may be, provided that in each case there shall be no more than 20 days between the date of the first such consent and the date of the last such consent.

            (c) Any specific Board action that may be taken at a meeting may be taken without a Board meeting pursuant to the consent provisions of Sections 8.5(a) and 8.5(b), and shall be valid if the action is consented to by the number of Directors required for the taking of such action by the voting rules of the Board set forth in Article 7. The Chairman shall provide prompt notice of the taking of any such action without a meeting to all Directors who have not consented in writing to the taking of such action.

     8.6    Telephonic Meetings; Proxies.

            (a) Directors may participate in a meeting of the Board by telephone if each person participating can speak to and be heard by all other persons participating in the meeting. Attendance at a Board meeting by telephone in compliance with the preceding sentence is the same as in-person attendance at such meeting.

            (b) A Director may appoint any other person as his/her proxy to attend any Board meeting, and the vote by the proxy at such Board meeting will for all purposes be deemed a vote by the Director giving such proxy. The instrument appointing the proxy shall be in writing and signed by the Director giving the proxy. The proxy may be given for a specific Board meeting or for a specific period not exceeding 12 months. A proxy will remain valid notwithstanding the death or lack of legal capacity of the grantor or the revocation by the grantor of the proxy if no suggestion in writing of such death, lack of legal capacity or revocation is raised at the meeting at which such proxy is used.

     8.7    Observers' for Board Meetings. The Parties agree that the
Mueller Parties shall have the right to jointly designate up to two observers and each Chinese Party shall have the right to designate one observer to the Board. The observers can participate in all Board meetings and are entitled to receive all Board meeting notices and minutes. However, no observer shall have any voting right at any Board meeting and no observer may be counted as a Director for any purpose herein unless the observer possesses a valid proxy from a Director.

     8.8 Minutes of Board Meetings. The Board shall cause all the decisions, resolutions and discussions on any other matters at any Board meeting (including any written consent of Directors in lieu of meetings and any telephonic meeting) to be recorded completely and accurately in both English and Chinese. The meeting minutes shall be distributed to all Directors as soon as the relevant Board meeting is concluded (and in no event later than seven (7) days of the conclusion of the relevant Board meeting). If any Director disagrees with any content of the meeting minutes, such Board member shall raise the issue with the Chairman immediately and the Chairman shall make any necessary corrections to the minutes after consultation with other Directors and review of the specific discussions at the Board meeting. All Directors shall sign and return the undisputed meeting minutes within ten (10) days of receipt of such minutes. The Board shall keep a record of all of its meeting minutes and distribute a copy of each meeting minutes to all Directors once it receives the signed original minutes from all Directors.

     8.9 Costs and Expenses. The Company shall not compensate any Board member simply because such member will need to attend any Board meeting, provided that the Company shall reimburse the Directors for all reasonable costs and expenses (e.g., travel expenses and hotel accommodation costs within reasonable limit) incurred for the purpose of discharging their duties and obligations under the terms of this Agreement.

                                    ARTICLE 9

                                   MANAGEMENT

     9.1    Management Structure.

            (a) The Company shall adopt a management system under which the senior management team of the Company (the "Senior Management") will be responsible for the Company's day-to-day operations according to the Company's Articles of Associations and the Board's authorizations and delegations. The Senior Management shall at least consist of one chief executive officer (the "CEO") (the initial position to be held by Jiquan (Jason) Gao), and one chief financial officer (the "CFO") (a position to be jointly nominated by the Mueller Parties and appointed by the Board). The CEO shall report and be directly responsible to the Board. The CEO shall be responsible for the management of the daily operations and business of the Company. The CFO shall be responsible for the management of the financial matters of the Company generally under the leadership of the CEO, and shall have the right to report simultaneously to the Board on certain matters specifically set out in the Articles of Association. The powers and responsibilities of the CEO and the CFO will be provided in more details in the Articles of Association.

            (b) Subject to the above provisions, the CEO shall be nominated and appointed by the Board and all other Senior Management team members shall be nominated by the CEO and appointed by the Board upon its approval. The Board shall have the full authority to decide the structure, the term of office, the compensation package, and all other important aspects of the Senior Management.

     9.2 Business Plan. The Company will be primarily operated by the Senior Management in accordance with an annual three (3) year rolling budget and business plan (the "Business Plan") duly approved by the Board. Except for the first Business Plan which shall be formulated by the Parties on or around the Establishment Date, as soon as practicable within ninety (90) days prior to the beginning of each fiscal year, the CEO and the CFO shall, in a manner compatible with the form and timing requirements of the Parties and in both English and Chinese, prepare and submit to the Board the updated Business Plan for such fiscal year including a financial budget, a plan for capital investments, asset dispositions, borrowings, forecasts of price levels, sales, expenses, earnings and distributable profits, and all other relevant items. The Company shall incur capital expenditures only within the capital budget approved by the Board.

     9.3 Term of Senior Management Team Members. The term of the Senior Management team members shall be three (3) years. The Senior Management team members may serve for additional terms if the Board so approves. All Senior Management team members shall sign employment contracts with the Company, which contracts shall all be subject to approval by the Board.

     9.4 Other Management Personnel. The CEO may within his authority appoint, dismiss or transfer the management personnel of the Company (other than the CFO and other management personnel jointly nominated or appointed by the Mueller Parties) who will be in charge of accounting, finance, personnel, marketing and sales, network operations and customer care, and other functions of the Company. All other management personnel shall also sign the employment contracts with the Company.

     9.5 Full-Time Job. The Senior Management and all other management personnel of the Company shall all work for the Company on a full-time basis, and none of them may concurrently hold any other job positions with any other organizations or entities, unless otherwise agreed by the Parties.

     9.6 Dismissal of Management Personnel. The dismissal of the Senior Management shall be determined by the Board. Any management personnel of the Company who has committed gross negligence, wilful misconduct or any criminal offense shall be liable to the Company for any losses or damages so caused to the Company.

     9.7 Remunerations for Management Personnel. The remuneration for all management personnel will be based on local annual salary, benefit and welfare benchmarks for similar businesses in Jintan, Jiangsu Province. In the case of any expatriate Senior Management team member jointly nominated or appointed by the Mueller Parties pursuant to the terms of this Agreement, the Company shall pay only such amount as is equal to such individual's annual salary, determined in accordance with the preceding sentence.

     9.8 Recruiting. Unless otherwise provided in this Agreement, all Senior Management team members and other management personnel will be selected by the Board from all candidates through open recruitment and examination, provided that, when all conditions being equal, candidates recommended by the Parties shall have the priority right of being hired by the Company.

                                   ARTICLE 10

                                      SITE

            The legal address of the Company upon establishment shall be No. 99 North Hua Yang Road, Jintan Economic Development Zone, Jiangsu Province, China. If after the establishment of the Company, the legal address or other place of business of the Company has to be changed for any reason, the Company shall obtain the right to use such legal address or place of business by means of lease or other ways permitted by applicable PRC law.

                                   ARTICLE 11

                PROCUREMENT OF EQUIPMENT, MATERIALS AND SERVICES

     11.1 The Parties agree that the equipment, raw materials and services necessary for the business operations of the Company will be procured from within and outside of China. Any major procurement by the Company shall in principle be made through a competitive bidding process.

     11.2 The Parties shall cause the Company, as soon as practicable on or after the Establishment Date, to enter into an asset purchase agreement with each Chinese Party with respect to certain assets related to its copper tube business.

     11.3 XR shall enter into the Most Favored Customer Letter Agreement with the Company, in form and substance satisfactory to the Mueller Parties, granting to the Company the most-favored-customer status in connection with all future transactions between XR and the Company.

                                   ARTICLE 12

                              INTELLECTUAL PROPERTY

     12.1   Trademark License Letter Agreement.

            The Parties shall cause XR and Mueller Industries, Inc. to enter into the Trademark License Letter Agreement with the Company as soon as practicable on or after the Establishment Date substantially in form and substance of Appendix 3 hereto.

     12.2   Intellectual Property Rights of the Company.

            (a) After the establishment of the Company and depending on the Company's operational needs, each Party may from time to time license or provide in other ways permitted by Chinese law to the Company certain intellectual property rights (including, without limitation, trademarks, patents, proprietary technology, trade secrets and know-how). When such license or transfer happens, the Company shall, upon approval by the Board, enter into an agreement with the relevant Party on license, transfer, confidentiality and other related matters.

            (b) The Company may develop on its own or jointly with any Party or any third party such intellectual property rights as patents, proprietary technology, trade secrets, and know-how related to its scope of business. The Company shall be the owner or joint owner, as the case may be, of such intellectual property rights and may, upon approval by the Board, transfer or license such intellectual property rights to any Party or any third party.

                                   ARTICLE 13

                                LABOR MANAGEMENT

     13.1 General Provisions. The employment, dismissal, resignation, wages, bonus, labor insurance, welfare, rewards and penalty and other matters concerning the employees of the Company shall be carried out pursuant to relevant Chinese laws and regulations. Based on the operational needs of the Company, the CEO shall propose an annual manpower plan to the Board, which plan shall include, among others, the number of and the qualification requirements for the new employees proposed to be added to the Company's work force, the updated version of the

Company's standard employment contract for its Workers, and the salary and welfare structure for the Workers of the Company. The CEO shall be responsible for recruitment, dismissal and transfer of all Workers of the Company in accordance with the annual manpower plan approved by the Board and the relevant labor management rules of the Company. The Company shall in any event only hire those Workers who are best qualified for their job positions, as determined through open recruitment and examinations.

     13.2 Freedom in Recruiting. The Company shall have the right to recruit and hire employees directly from any available sources in the PRC and elsewhere. In all cases, the Company shall be free to select all its employees in accordance with its standards and as the Company requires. The Company shall interview and employ only the best-qualified and skilled Workers for its operations, as determined by the CEO and the CFO.

     13.3 Employment Contract. The Company shall enter into an individual employment contract with each employee and, whenever necessary or desired, such employment contract shall also contain confidentiality and non-compete provisions to the maximum extent permitted by applicable PRC law.

     13.4 Labor Union. The employees of the Company shall have the right to establish a labor union in accordance with applicable Chinese laws and regulations. If a labor union is organized, the Company shall allocate to a labor union fund such amount as required by the applicable Chinese laws and regulations. All activities of the labor union shall not interfere with the normal operations of the Company.

     13.5 Transfer and Reappointment. The Chinese Parties specifically agree that they will make every effort to ensure the smooth and timely transfer to the Company of any and all of their existing employees who have been or will be offered positions by the Company and are willing to join the Company. In this case, a transferred existing employee shall become an employee of the Company and shall not be subject to reassignment by the transferring Party unless otherwise agreed by the Company in writing at the time of such transfer.

                                   ARTICLE 14

                  ACCOUNTING, AUDIT AND OTHER FINANCIAL MATTERS

     14.1 Fiscal Year. The fiscal year of the Company shall be the calendar year, commencing from January 1 and ending as of December 31 of each year. The first fiscal year of the Company shall commence from the Establishment Date and end on December 31 of that calendar year; the last fiscal year of the Company shall commence from January 1 of the year when the Company is terminated and end as of the date on which the Company is terminated.

     14.2 Accounting Policies and Principles. The Company shall establish its accounting policies and principles pursuant to the Chinese laws and regulations and shall keep all of its financial and accounting data, reports, and other information in accordance with applicable Chinese law. To the extent not inconsistent with applicable Chinese law and the generally accepted Chinese accounting principles, the Company shall also satisfy the accounting requirements of the Mueller Parties to the maximum extent possible.

     14.3 The Company's Books and Records. All financial and accounting records, vouchers, books and statements of the Company shall be kept in Chinese and, to the extent from time to time reasonably requested by the Mueller Parties, such records shall also be kept in English.

     14.4 Account Currency. The books of account of the Company shall be kept in RMB. At the request of the Mueller Parties, certain data shall be additionally recorded in U.S. Dollars. Any currency conversion or transaction necessary for the preparation of the Company's books and accounts, contributions to the Registered Capital, distribution of profits and other purposes, shall be made in accordance with the average of the buying and selling rates for the particular currency quoted by the People's Bank of China on the date of such conversion or transaction, provided that for all income statement items or otherwise for the purpose of preparation of the income statement, the monthly average of the buying and selling rates for the particular currency quoted by the People's Bank of China for the period covered by such income statement shall be applied.

     14.5 Access to Financial Records. Each Party shall have the right to inspect and make copies of the accounting records and books of account of the Company and to visit and inspect any sites and facilities of the Company during normal business hours on at least two (2) Business Days' prior written notice to the Company. Each Party shall also be provided with such information as it may reasonably request as to the status of the Company's finances and operations.

     14.6 Financial Reports. All financial statements and reports shall be prepared in both Chinese and English in accordance with applicable PRC laws and regulations, and will contain reconciliations to the Generally Accepted Accounting Principles of the United States. The Company shall prepare and provide to each Party monthly operating reports as well as quarterly and annual financial statements as below:

            (a) within 90 days after the end of each fiscal year, annual financial statements of the Company, audited as provided in Section 14.7, which statements shall include balance sheet, profit and loss statements, cash flow statements and cash surplus, and shall show the comparable figures for the prior fiscal year and any other information required by applicable law or the Board;

            (b) within 45 days after the end of each fiscal quarter, unaudited quarterly financial statements of the Company, which statements shall include quarterly and year-to-date balance sheets, profit and loss statements, cash flow statements and cash surplus, and shall show the comparable figures for the prior fiscal year and any other information required by law or the Board. Such quarterly statements shall be accompanied by the CEO's evaluation of the progress of the Company for the quarter then ended and the forecast for the current and the following quarters; and

            (c) within 15 days after the end of each month, monthly operating reports setting forth the results of operations for such month and the year to date, in such format as the Board may direct, including cumulative deviations from current capital and operating budgets.

All such financial statements shall be prepared based on the duly established accounting policies and principles of the Company.

     14.7 Company Audit. The Company shall engage a certified public accounting firm registered in China and approved by the Board (the "Company Auditor") to audit the financial books and records and the annual financial reports of the Company. The Company Auditor shall always be an experienced, reputable, and cost-effective world class certified public accounting firm capable of delivering accounting services that will satisfy both Chinese domestic and international accounting standards. The Parties agree that the initial Company Auditor shall be KPMG Huazhen and the subsequent auditors shall be decided and appointed by the Board.

     14.8   Independent Audit.

            (a) After the delivery of the first audited financial statements of the Company covering at least a full year of operations, each Party may, at its own expense, no more often than annually and upon ten (10) days advance notice to the Company, conduct an independent audit of the accounts of the Company. The independent auditor of such audit shall be entitled to inspect all relevant financial records, files and other information of the Company, and any sites and facilities of the Company. Such audit shall be conducted within normal business hours of the Company and shall be carried out in a way that will reasonably minimize the interference with the normal operations of the Company. Any dispute arising from such independent audit may be submitted to the Board for discussion and resolution.

            (b) If any independent auditing reveals a 10% or more discrepancy between the independent auditor's report prepared in accordance with clause (a) above and that of the Company Auditor, the Party who carried out such independent audit shall have the right to submit such auditing dispute to the Board and request for discussions and resolution of such dispute within thirty
(30) days of its submission.

     14.9 Three Funds. The Company shall, in accordance with the relevant provisions of applicable Chinese law, its Articles of Association, and the business circumstances of the Company, make appropriate allocations of its annual after-tax profit to the Three Funds. When the aggregate amount of the Reserve Fund has reached 50% of the Company's Registered Capital, the Company may stop allocating additional funds to the Reserve Fund.

     14.10 Cash Flow Distribution. After the required allocation to the Three Funds as provided in Section 14.9, the Company may distribute all Available Cash to the Parties, pro rata to their equity shares in the Company, all distributable profits earned during each fiscal year in accordance with a plan approved by the Board. The Board may also decide to reinvest any portion of the distributable profits into the Company. "Available Cash" as used herein means the Company's after-tax profit less any make-up for losses from preceding years, any mandatory allocations to the Three Funds, and any short-term future funding requirements as provided in the Business Plan.

     14.11 Tax Assistance. The Parties agree that the Company shall, to the extent not inconsistent with applicable Chinese laws and regulations and upon the request of each Party, provide to such Party in a timely manner all information necessary for such Party to prepare its tax returns.

     14.12  Foreign Exchange Balance.

            (a) The Company will seek to maintain a balance in its foreign exchange receipts and expenditures through its normal business operations and will obtain foreign currency through other methods permitted by law.

            (b) All foreign exchange income of the Company shall be used and paid in accordance with relevant Chinese foreign exchange laws and regulations.

            (c) All profits and other remittances to each Mueller Party shall be made to a designated foreign currency bank account in accordance with relevant Chinese foreign exchange laws and regulations.

            (d) The Chinese Parties shall use their best efforts to assist the Company in the exchange of RMB into U.S. Dollars for the purpose of distributing profits and making other payments to the Mueller Parties.

            (e) If any profits to be distributed to either of the Mueller Parties cannot be remitted in U.S. Dollars, then such Mueller Party may require the Company to open a separate RMB bank account for such RMB profits and hold the same together with any interest accrued thereon solely for the benefit of such Mueller Party until the Company converts sufficient RMB into foreign currency for the purpose of remitting profits to such Mueller Party in U.S. Dollars. The Mueller Parties shall bear any gain or loss resulting from the exchange of such RMB into foreign currency.

                                   ARTICLE 15

                                    INSURANCE

            The Board shall cause the Company to purchase adequate insurance to cover risks customarily purchased by similar joint venture enterprises in China and risks required by law to be covered. All insurance against loss or damage to the property of the Company shall be in such amounts as are consistent with the levels of insurance customarily maintained by similar joint venture enterprises within China and shall be taken out in China on commercially reasonable terms and conditions.

                                   ARTICLE 16

                                 CONFIDENTIALITY

     16.1 Principle of Confidentiality. During the term of this Agreement, any information disclosed by any Party to the Company or any other Party which is not publicly available to the Company or such other Party, or any information disclosed by the Company to any Party which is not publicly available to the receiving Party and in each case clearly marked as "confidential" by the disclosing Party, shall constitute confidential information of the disclosing Party. Each Party receiving such information shall, except for the purpose of performing its obligations under this Agreement, not disclose to any third party or permit any third party to use such confidential information unless the disclosure is required pursuant to applicable laws and regulations. If a disclosure has to be made pursuant to any applicable laws or regulations as provided in the preceding sentence, the Party receiving the underlying information shall always first notify the Party providing such information the scope of the required disclosure and the relevant provisions of the law or regulation pursuant to which such disclosure becomes mandatory before any such disclosure is to be made. If any confidential information becomes publicly available for reasons not attributable to the receiving Party, the confidentiality obligations of the receiving Party in respect of such confidential information shall be terminated.

     16.2 Restriction on Use. The Party receiving such confidential information in accordance with Section 16.1 shall adopt necessary measures to perform its duty of confidentiality, and not disclose such information to any third party except to its Affiliates, its or its Affiliates' respective directors, officers, employees, successors and assignees, external counsels, auditors and advisors, who are under professional obligations to maintain confidentiality or otherwise agree to be bound by the same confidentiality obligations provided hereunder, on a need to know basis. Any breach by the employees of the receiving Party of such confidentiality obligations shall be deemed as breach by the receiving Party of such obligations.

     16.3   Remedies. If any Party violates the provisions of this Article
16, it shall be liable for all direct and indirect damages and losses incurred by the disclosing Party.

     16.4 Duration. The confidentiality obligations under this Article 16 shall be effective since the date of disclosure of the relevant information to the receiving Party and shall survive for three (3) years after the expiration or termination of this Agreement.

                                   ARTICLE 17

                                    VALUATION

     17.1 Determination of Fair Market Value. The "Fair Market Value" of the Company at any given point of time shall be the value agreed by both the Mueller Parties and the Chinese Parties at such time, provided that if the Parties cannot agree, then it shall be determined through the following procedures: Within thirty (30) days of the delivery of notice of any proposed equity transfer or equity sale and purchase between the Parties, each of the Chinese Parties (acting collectively) and the Mueller Parties (acting collectively) appoints a qualified PRC valuation firm to estimate the value of the Company and both sides at the same time jointly engage an internationally renowned accounting firm or one of its PRC Affiliates as the third appraiser to value the Company. Each of the appraisers appointed by the Parties and the third appraiser shall prepare a valuation report for the equity interest proposed to be transferred within twenty (20) days after the third appraiser is appointed. The Fair Market Value of the Company for the proposed equity transfer transaction shall be the valuation provided by the appraiser appointed by the Mueller Parties or the Chinese Parties (as applicable) that is closer to the valuation determined by the third appraiser.

     17.2 Valuation Costs. Unless otherwise agreed by the Parties, each side will bear all costs of the appraiser selected by it, and the third appraiser's costs will be allocated among the Parties in accordance with their respective equity shares in the Company at the time of such valuation.

                                   ARTICLE 18

                                    TRANSFER

     18.1 Transfer. "Transfer" as used in this Article 18 and with respect to any Party shall mean any transfer, assignment, sale, pledge or any other form of disposal of all or any part of (a) such Party's rights, duties or obligations under this Agreement, or (b) such Party's share of the Registered Capital and interest in the Company to any of its Affiliates or a third party. Any transfer among the Parties is hereby specifically permitted if such transfer is consented to in writing by all Parties in advance and will be effectuated once it is duly approved by the relevant Examination and Approval Authority.

     18.2   Permitted Transfers.

            (a) In addition to permitted transfers provided under Sections 5.6,
5.10 and 20.2(b), the Parties specifically agree that any transfer by a Party to its Affiliate (including without limitation transfers between the Mueller Parties and/or with their Affiliates) on the terms and conditions set forth in this Section 18.2(a) shall be permitted and be exempt from the consent and the right of first refusal requirements set forth below. Nevertheless, if either (i) the proposed transferee Affiliate is engaged in a business directly competing with that of the Company, or (ii) the proposed transferee Affiliate does not have the qualifications or capabilities to perform the relevant obligations under any of the Definitive Agreements proposed to be transferred, then any such proposed transferee Affiliate shall be deemed a third party and the provisions as applied to transfers to third parties under Section 18.3 shall automatically apply to such transfer.

            (b) If any Party or an Affiliate of such Party fails to perform its obligations under this Agreement and such breach has materially adversely affected the business, operations or financial conditions of the Company, taken as a whole, the other Parties shall each send a notice of default to such Party and shall have the right (but not the obligation), in addition to any other rights such other Parties may have under this Agreement or pursuant to applicable law, to elect in such notice to sell to such Party their equity interests in the Company at 110% of the Fair Market Value of such interest, or to buy such Party's equity interest in the Company at 90% of the Fair Market Value of such interest in proportion to the relative equity shares between such other Parties, in each case determined at the time of such non-defaulting Party's election to sell or buy. The Party who defaults or whose Affiliate defaults shall, upon the expiry of a thirty (30) day period counted from the date on which the first notice of default from the other Party or Parties requesting for sale or purchase of the relevant equity interests is received by such Party, enter into the equity interest sale or purchase process with such other Party or Parties which have elected to sell or purchase the relevant equity interests unless the Party who defaults or whose Affiliate defaults has earlier cured or has caused its Affiliate to cure, as the case may be, its failure to perform and remedied the effect of such failure on the Company to the reasonable satisfaction of all other Parties.

            (c) The Parties further agree that, for so long as there has not occurred any change of control event with any of the Chinese Parties after the date hereof, all transfers between the two Chinese Parties shall not be subject to any of the restrictions set forth in this Article 18.

            (d) Each of the Parties will procure that each Board member appointed by it will vote in favor of any transfer permitted by this Section
18.2 above and further agrees to seek in good faith to help the transferring Party obtain all necessary government approvals, permits, licenses, and registrations required to implement any such transfer.

     18.3   Transfers to Third Parties.

            (a) (i)      When a Party (the "transferring Party") wishes to
            transfer its equity interest in the Company to a third party other than as permitted in Section 18.2, it must receive the prior written consent (such consent not to be unreasonably withheld) of all other Parties. The transferring Party shall give a written notice (the "transferring notice") to all other Parties setting forth the equity interest it wishes to transfer, the price of such equity interest, the identity of the proposed transferee and any other relevant terms and conditions of the proposed transaction. After the transferring Party delivers the transferring notice to the other Parties, each other Party must respond in writing to the transferring Party (with a copy to the other non-transferring Party) within ten (10) days of its receipt thereof to indicate whether it: (x) consents to the proposed transfer (a "prior written consent"), or (y) refuses the proposed transfer (a "refusal notice"), or (z) consents to such transfer and in the same time elects to exercise its right of first refusal with respect to the equity interest proposed to be transferred by the transferring Party (a "priority purchase notice"). Failure of any of the other Parties to respond in writing to the transferring notice within ten (10) days of its receipt of such notice shall be deemed a "prior written consent" to the transferring Party's proposed transfer as set forth in its transferring notice for all purposes herein and shall also be deemed to constitute the waiver of such other Party's right of first refusal with respect to such equity interest proposed to be transferred.

                (ii) If any of the other Parties (a "refusing Party") delivers a refusal notice to the transferring Party, such refusal notice shall be deemed for all purposes an irrevocable agreement of the refusing Party (or Parties, if there are two refusing Parties) to purchase at the Fair Market Value, all (if there is only one refusing Party) or a pro rata share (if there are two refusing Parties) of the equity interest proposed to be transferred by the transferring Party. Such purchase shall be completed (and the purchase price be paid as well) within thirty (30) days after the transaction is approved by the Examination and Approval Authority.

                (iii) If both other Parties deliver a priority purchase notice to the transferring Party, each of such other Parties shall have the right of first refusal to purchase, pro rata to their relative equity interests in the Company, such equity interest proposed to be transferred by the transferring Party on the same terms offered by the transferring Party to the proposed transferee. If only one of the other Parties delivers a priority purchase notice while the other Party delivers a prior written consent or is deemed to have delivered a prior written consent as a result of its failure to respond to the transferring notice as required by clause (i) above, the Party delivering the priority purchase notice shall still be entitled to the right of first refusal to purchase all equity interest proposed to be transferred by the transferring Party on the same terms offered by the transferring Party to the proposed transferee. In situations described by the preceding sentences of this paragraph (iii), each of the other Parties who delivers the priority purchase notice shall enter into an equity purchase contract with the transferring Party on the terms and conditions set forth in the transferring notice and complete the payment of the purchase price under such equity purchase contract within thirty
            (30) days after the transaction is approved by the Examination and Approval Authority.

            (b) Subject to the above provisions, when any Chinese Party (or Mueller Party) is permitted to transfer its equity interest in the Company to a third party, each Mueller Party (or each Chinese Party, as applicable) shall have a tag-along right to sell its equity interest in the Company, on a pro rata basis, to such third party on the same terms and conditions and such transferring Chinese Party's right (or such transferring Mueller Party's right, as applicable) to sell its equity interest in the Company shall be conditioned on such third party purchaser's agreement to buy the equity interest of such Mueller Party or Parties (or such Chinese Party or Parties, as the case may be) exercising its or their tag-along rights hereunder.

            (c) Each of the Parties hereby agrees that it shall cause its respective Board members to vote in favor of each transfer permitted or required by this Section 18.3 above. Each of the Parties further agrees to seek in good faith to help the transferring Party obtain all the necessary government approvals, permits, licenses, and registrations required to implement any such transfer.

     18.4 Obligations of Transferee. Any transferee pursuant to the provisions of Section 18.3 above shall have the business qualifications comparable to the transferring Party and shall demonstrate to the other Parties in a reasonably satisfactory way that it has the ability to discharge or perform the transferring Party's undischarged duties, obligations and responsibilities under this Agreement and any of the Definitive Agreements proposed to be transferred (if applicable). The transferee Party shall have also agreed in a written instrument delivered to the other Parties to assume all such duties, obligations and responsibilities.

     18.5 Government Approvals for Transfer. Any sale or transfer of its equity interest in the Company by any Party pursuant to the terms of this Agreement shall be submitted for approval to the competent Examination and Approval Authority and shall not take effect until all required approvals are received. Upon receipt of all such required approvals, the Company shall register the change in ownership with the appropriate Registration Administration Authority in a timely way.

                                   ARTICLE 19

                           TERMINATION AND LIQUIDATION

     19.1 Early Termination. Other than as set forth below or pursuant to the provisions of Sections 5.3(e), 5.6(b) and 21.4 or as agreed by all Parties in writing, the Joint Venture Term may not be earlier terminated by any Party unilaterally:

            (a) any other Party or any of its Affiliates fails to perform its obligations under this Agreement or any other applicable Definitive Agreement and such breach of contract has caused material adverse effect to the business, operations, or financial conditions of the Company taken as a whole, the non-defaulting Party or Parties have given the notice of default pursuant to Section 18.2(b) with no election of sale or purchase of any of the relevant equity interests, and the defaulting Party has failed to cure its default within thirty (30) days of receipt of the notice of default (only the non-defaulting Parties may unilaterally initiate the termination in this circumstance);

            (b) a unanimous Board resolution approving the termination of the Company;

            (c) a judicial order of dissolution;

            (d) sale of all or substantially all of the Company's assets or business;

            (e) the Company or any Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they become due (only a Party that is not subject to any situation provided in this clause (e) may unilaterally initiate the termination in this circumstance);

            (f) the Company consistently fails to achieve certain specific financial or operational milestones as set forth in its Business Plans or incurrence by the Company of losses in excess of certain amount as determined by the Board;

            (g) the Company cannot carry on its normal business activities for a period of 90 days as a result of an Event of Force Majeure;

            (h) any material assets of the Company, including without limitation, its operating capital, any of its operating licenses, permits or government approvals, are rescinded, confiscated or expropriated by any government authority so that the Company may not conduct its normal business activities or will not be able to achieve its business objectives; or

            (i) after this Agreement becomes effective and during the term of this Agreement, any Party invests in any other entity (excluding increased investments by any Party in any of its existing investee companies prior to the Effectiveness Date of this Agreement) that competes directly with the businesses of the Company in the permitted business territory of the Company (only the other Parties may unilaterally initiate the termination under this situation).

            Once a notice to earlier terminate the Joint Venture Term under any of the above situations has been given, each of the Parties hereby agrees that it will cause its respective Board members to vote in favor of the proposed termination and to seek in good faith to obtain all necessary government approvals, consents and registrations required to implement the termination and liquidation of the Company.

      19.2 Liability of Breaching Party. If an early termination is caused by a breach referred to in Section 19.1(a), the defaulting Party shall be liable for any damages that the breach may have caused to the Company and the non-defaulting Parties. The defaulting Party shall also cause each Board member appointed by it to vote in favor of any reasonable resolutions proposed by the non-defaulting Parties in connection with the liquidation procedures set forth below.

     19.3   Liquidation.

            (a) At the expiration of the Joint Venture Term, or in the event that the Joint Venture Term is earlier terminated pursuant to any provisions of this Agreement, the Company shall be dissolved and liquidated pursuant to this
Section 19.3. The Board shall appoint a liquidation committee to represent the Company in all matters concerning the liquidation of the Company's assets in accordance with applicable Chinese laws and regulations. The liquidation committee shall have the rights, powers and duties conferred by this Agreement and by applicable law. The liquidation committee shall be composed of five (5) members. Each Party shall appoint one member to the liquidation committee. The Board shall appoint one lawyer and one certified public accountant registered in China.

            (b) The liquidation committee shall conduct a thorough examination of the Company's assets and liabilities and formulate a liquidation plan that will provide for the orderly discharge of the liabilities of the Company and reasonable maximization of the value of the assets of the Company. The liquidation plan shall be approved by the Board and shall ensure that the Parties have substantially equal opportunity with third parties to bid for or purchase all or a portion of the Company's assets, provided that such opportunity need not be afforded to any Party whose breach was the basis for termination under Section 19.1(a) hereof. All parties participating in the bidding for the purchase of the Company's assets shall be entities legally qualified to be engaged in the business activities of the Company. The purchase procedures shall further comply with all the relevant mandatory requirements under applicable Chinese laws.

            (c) All proceeds from the disposition of the assets of the Company pursuant to this Section 19.3 shall be applied to effect payments in the following order of priority:

                  (i) the liquidation costs and expenses, including reasonable remuneration payable to members of the liquidation committee who are not employees, officers or directors of a Party or the Company;

                  (ii) salaries, insurance premiums or welfare expenses due and payable to employees of the Company;

                  (iii)  taxes and other government charges due and payable;

                  (iv)   all other outstanding liabilities of the Company; and

                  (v) the Parties in proportion to their respective shares of the Registered Capital.

            (d) Each of the Chinese Parties hereby agrees that each Mueller Party shall have priority in obtaining the foreign currency portion of the balance to be distributed under clause (c)(v) above.

            (e) On completion of all liquidation procedures, the liquidation committee shall submit a final report approved by the Board and the Company Auditor to the relevant Examination and Approval authority, surrender the Company's approval certificate and Business License to the appropriate Examination and Approval Authority and Registration Administration Authority.

            (f) Without limiting the effect of Section 19.2, the Parties hereby agree to cause the Board members appointed by each of them to act in such manner as to give full effect to the provisions of this Section 19.3.

                                   ARTICLE 20

                                 INDEMNIFICATION

     20.1   Indemnification Liabilities.

            (a) Each Party will indemnify and hold harmless each other Party for any and all claims, actions, liabilities, costs or expenses arising out of or in connection with any default by such Party in the performance of its obligations under this Agreement or due to such Party's breach of its representations and warranties set forth in this Agreement. The obligations of the Parties under this Article 20 shall survive any termination of this Agreement or dissolution of the Company, but shall not be applied to limit or restrict any express indemnification obligations or express releases from liability contained in any other agreement among the Parties or between a Party and the Company. No Party shall be liable to any other Party at law or in equity (whether based on principles of contract, tort, negligence, warranty, strict liability or otherwise) for any indirect, special, incidental or consequential damages of any kind arising out of any violation of this Agreement.

            (b) The Company shall indemnify the Parties for all losses resulting from third party claims against the Parties arising out of the business operation by the Company.

     20.2 Limits on Liabilities. Notwithstanding the preceding paragraph or any other provision of this Agreement, the overall liability of the Parties to this Agreement shall further be limited as follows:

            (a) The maximum liability of each Party under this Agreement, whether arising from default by such Party under this Agreement, pursuant to an express indemnification obligation of such Party set forth in this Agreement or otherwise, is limited to such Party's total Registered Capital contribution obligation under Section 5.2(b) less the amount of Registered Capital theretofore contributed by such Party to the Company, plus all amounts required to enable such Party to perform any purchase obligation it may have under
Section 18.2(b) of this Agreement; and

            (b) In the event of a default by any Party under this Agreement, the other Parties will be free to enforce their claims against the defaulting Party's investment in the Company. Thus, if a Party obtains an award for damages against another Party for breach of such other Party's obligations under this Agreement, the first Party will be free to enforce such award against the investment of the other Party in the Company (but may not enforce the award against other assets of such Party), provided that any transfer of equity interests as a result of such enforcement shall be subject to the prior approval by the Examination and Approval Authority.

                                   ARTICLE 21

                        FORCE MAJEURE; REGULATORY CHANGES

     21.1 Definition. The term of "Events of Force Majeure" shall mean all events (including, but not limited to, earthquakes, typhoons, flood, fire, strikes, war, or riots), which are unforeseen, unavoidable and beyond the control of any Party upon the signing hereof.

     21.2 Exemption and Burden of Persuasion. To the extent a Party is prevented by an Event of Force Majeure from full, timely and properly performance of any of its obligations under this Agreement, such Party shall be exempted from assuming default liabilities arising from improper performance of this Agreement. However, the affected Party must, within ten (10) days from the occurrence of such Event of Force Majeure or the recovery of communication conditions, both by facsimile and by express mail, notify each other Party of the details of such Event of Force Majeure and of the explicit explanation concerning its inability to perform or inability to fully, timely and properly perform its obligations under the Agreement due to the occurrence of such Event of Force Majeure, and provide proof produced by a notary public office where the Event of Force Majeure occurred evidencing the occurrence of such Event of Force Majeure. The Party so affected by the Event of Force Majeure shall not claim to be exempted from assuming liabilities in the event that it fails to notify and produce proof in accordance with the preceding provisions.

     21.3 Duty of Mitigation. The Party affected by the Event of Force Majeure shall make all reasonable and possible efforts promptly to eliminate or reduce the adverse impact of such Event of Force Majeure, and resume to perform relevant obligations after the impact of such Event of Force Majeure is eliminated or reduced. If the affected Party fails to perform such obligations set forth in the preceding paragraph, it shall be held liable for such additional damages or its failure to resumption of its obligations hereunder after the impact of Event of Force Majeure is eliminated or reduced.

     21.4   Termination. If the Event of Force Majeure continues for ninety
(90) days, and result in impossibility of performance of this Agreement, any Party hereto may initiate the termination and liquidation procedures of the Company in accordance with the provisions of Article 19.

     21.5 Regulatory Changes. For all purposes of this Agreement, any Regulatory Change shall be treated as if it were an Event of Force of Majeure and the provisions under Sections 21.1 through 21.4 shall apply to the full extent in the occurrence of any Regulatory Change. The term of "Regulatory Change" as used herein shall mean any material amendments to any provisions of this Agreement, the Articles of Association, the Business License, any operating permit or any other Definitive Agreement required by any authority having jurisdiction over the Company, or any changes in any applicable laws and regulations (including without limitation the promulgation of new laws or regulations, any amendment to the existing laws or regulations, and any changes in the official interpretations of any applicable laws or regulations), which amendments or changes have caused material adverse effect to the prospect of the Company's operations or profitability or any Party's interests in the Company.

                                   ARTICLE 22

                                   ARBITRATION

     22.1 Friendly Consultations. All Parties to this Agreement shall seek a resolution through friendly consultations of any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof, upon the occurrence of such dispute, controversy or claim. Each Party shall ensure that the senior representative participating on its behalf in any such friendly consultations is not an officer or other employee of the Company, and does not directly or indirectly report to any management personnel of the Company. If such friendly consultations fail to resolve such dispute, controversy or claim within forty-five (45) days of its occurrence, then any Party may bring the matter to arbitration pursuant to this Article 22.

     22.2 Arbitration. Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity thereof, not resolved by friendly consultations shall be finally settled by arbitration. The arbitration shall be conducted in the Hong Kong International Arbitration Centre in Hong Kong, China, in accordance with the then effective UNCITRAL Rules in the English language, except as such rules may be modified by mutual agreement of the Parties.

     22.3 Arbitration Award. The arbitral award shall be in writing and shall be final and binding on all Parties to the dispute. The award may include an award of costs, including reasonable attorney's fees.

     22.4   Duty of Continued Performance. During arbitration, all the
Parties shall continue to fulfill their respective obligations under this Agreement except for such obligations and other matters which are the subject of the arbitration.

                                   ARTICLE 23

                               JOINT VENTURE TERM

     23.1 Initial Term. Unless earlier terminated pursuant to other provisions hereof, the term of the Company (the "Joint Venture Term") shall be thirty (30) years from the date on which the Business License is issued. This Agreement shall take effect from the Effectiveness Date and terminate either by the unanimous written consent of the Parties hereto or upon the completion of the liquidation process of the Company in accordance with the relevant provisions of Article 19 hereof.

     23.2 Extended Term. If any Party intends to extend the Joint Venture Term, such Party shall within eighteen (18) months prior to the expiration of the initial Joint Venture Term (or any extension thereof) notify and negotiate with the other Parties so as to determine whether the current term will be extended. If all Parties agree to extend the term hereof, an application for extension shall be submitted to the relevant Examination and Approval authority not later than six (6) months prior to the expiration of such term or extension thereof.

                                   ARTICLE 24

                                 APPLICABLE LAW

            This Agreement shall be governed by Chinese law in all aspects and, to the extent any matter arising out of this Agreement is not covered by Chinese law, such matter shall be governed by common international commercial practice.

                                   ARTICLE 25

                                  MISCELLANEOUS

     25.1 Waivers. Any failure or delay by one Party to exercise any rights, powers and privileges hereunder or under any applicable Definitive Agreement shall not be deemed as waiver of such rights, powers and privileges. Any waiver or partial waiver of any rights, powers and privileges shall not prevent any subsequent exercise of such rights, powers and privileges.

     25.2 Amendments. This Agreement may not be amended or otherwise modified orally. Any change of or amendment to this Agreement shall be executed by a written instrument, signed by all Parties and approved by the Examination and Approval Authority.

     25.3 Language. This Agreement is written and executed in Chinese and English in seven (7) counterparts in each language. The two language texts shall have equal validity and legal effect.

     25.4 Severability. Invalidity of any provision of this Agreement shall in no way affect the validity of the remaining provisions of this Agreement.

     25.5 Entire Agreement. This Agreement together with all appendices hereto constitute the entire agreement among the Parties and supersedes all prior discussion, negotiation and agreements among the Parties with respect to the subject matter hereof. In the event of any conflict between the terms and provisions of this Agreement and the Articles of Association, the terms and provisions of this Agreement shall prevail.

     25.6 Headings. The headings and captions contained herein are for convenience only and shall not in any way be used as interpretation, or otherwise affect the meaning of this Agreement.

     25.7 Notices. Any notice or written communication provided for in this Agreement by any party to any other party, including but not limited to any and all offers, writings, or notices to be given hereunder, shall be given in both English and Chinese and sent by registered express mail, facsimile, hand delivery against receipt, courier service or electronic means with a required confirmation receipt to the party or the parties concerned. If sending by registered express mail, the notice shall be deemed received on the twelfth (12) day after such mail is dispatched; if by facsimile, the date of the confirmation from the receiving party; if by hand delivery, the date of delivery to an authorized personnel of the receiving party; if by courier service, the second Business Day after sending; if by electronic means, the date of the confirmation receipt from the receiving party. All notices and communications to a party shall be sent to the following address for such party, until the same is changed by notice given in writing by such party in accordance with the requirements of this Section 25.7 to all other parties listed below:

            If to Mueller Delaware:

            Mueller Streamline China, LLC
            8285 Tournament Drive, Suite 150
            Memphis, TN 38125
            U.S.A.
            Fax Number: 1-901-753-3250
            Attention: Chairman

            If to Mueller Spain:

            Mueller Streamline Holding, S.L.
            8285 Tournament Drive, Suite 150
            Memphis, TN 38125
            U.S.A.
            Fax Number: 1-901-753-3254
            Attention: Chairman

            With a copy to (if to any Mueller Party):

            Mueller Industries, Inc.
            8285 Tournament Drive Suite 150
            Memphis, TN 38125
            U.S.A.
            Fax Number: 1-901-753-3254
            Attention: General Counsel
            Email: GeneralCounsel@MuellerIndustries.com

            If to XR:

            Jiangsu Xingrong Hi-Tech Co., Ltd.
            No. 8 Xingye Road, New District
            Changzhou, Jiangsu Province
            China
            Fax Number: 86-519-513-0098
            Attention: Wei Qi

            If to BY:

            Jiangsu Baiyang Industries Ltd.
            No. 99 North Hua Yang Road
            Jintan Economic Development Zone
            Jiangsu Province
            China
            Fax Number: 86-519-232-2750
            Attention: Jianjun Zhu

            If to the Company:

            Jiangsu Mueller-Xingrong Copper Industries Limited
            No. 99 North Hua Yang Road
            Jintan Economic Development Zone
            Jiangsu Province
            China
            Fax Number: 86-519-232-2750
            Attention: Jiquan (Jason) Gao

     25.8 Appendices and Exhibits. All of the appendices and exhibits hereto shall constitute an integral part of this Agreement.

     25.9 Interpretation. In the English version of this Agreement, where applicable, references to the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter and vice versa. If any ambiguity arises in the Chinese version of this Agreement on whether certain term shall be singular or plural, the English version of this

Agreement shall be consulted.


   (The rest of this page intentionally left blank; signature page to follow.)

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized representative on the date and year first above written.


MUELLER STREAMLINE CHINA, LLC



By
     /s/  Michael O. Fifer
     ----------------------
     Name: Michael O. Fifer
     Title: Chairman

MUELLER STREAMLINE HOLDING, S.L.



By
     /s/  Michael O. Fifer
     ----------------------
     Name: Michael O. Fifer
     Title: Chairman

JIANGSU XINGRONG HI-TECH CO., LTD.



By
     /s/ Wei Qi
     ----------------------
     Name: Wei Qi
     Title: Chairman


JIANGSU BAIYANG INDUSTRIES LTD.



By
     /s/ Jianjun Zhu
     ----------------------
     Name: Jianjun Zhu
     Title: Chairman

Appendix 1

                         Description of Contributed Land

Appendix 2

           Agreement on Valuation and Registered Capital Contribution

Appendix 3



                   Form of Trademark License Letter Agreement